Exhibit 99.1

Narrative Response to Part III and Question 3 of Part IV of Form 12b-25

of the Company filed on March 3, 2015

with the Securities and Exchange Commission

The Advisory Board Company (the “Company”) could not file its Transition Report on Form 10-K for the transition period ended December 31, 2014 (the “transition period”) without unreasonable effort or expense by the due date of March 2, 2015. The Company requires additional time to finalize the Company’s accounting treatment in its audited consolidated financial statements of the tax effect of the Company’s equity loss in an unconsolidated entity and the change in the Company’s fiscal year from the period beginning on April 1 and ending on March 31 to the transition period.

The Company previously announced preliminary financial results for the transition period and the corresponding prior-year period in a news release furnished as Exhibit 99.1 to its Current Report on Form 8-K filed with the SEC on February 11, 2015. These preliminary results for the transition period reflected revenue of $436.2 million, net loss attributable to common stockholders of $1.7 million, and net loss per diluted share of $0.05. For the corresponding prior-year period, the Company announced revenue of $382.6 million, net income attributable to common stockholders of $16.5 million, and net income per diluted share of $0.45. Pending finalization of the accounting treatment referred to in Part III of this form, the Company is unable to estimate the changes, if any, such accounting treatment might require to such previously-announced net loss (income) attributable to common stockholders or net loss (income) per diluted share for the transition period and the prior-year corresponding period.